Exhibit 5.2

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000 | Fax: 404-881-7777

September 3, 2024

Americold Realty Trust, Inc.

Americold Realty Operating Partnership, L.P.

Americold Realty Operations, Inc.

10 Glenlake Parkway

South Tower, Suite 600

Atlanta, Georgia 30328

Ladies and Gentlemen:

We have acted as counsel to Americold Realty Trust, Inc., a Maryland corporation (the “Parent Guarantor”), Americold Realty Operating Partnership, L.P., a Delaware limited partnership (the “Company”) and Americold Realty Operations, Inc., a Delaware corporation (the “Limited Partner”) and the subsidiaries of the Company listed in Schedule A (the “Subsidiary Guarantors,” and together with the Limited Partner and the Parent Guarantor, the “Guarantors”), in connection with the preparation of a post-effective amendment (the “Post-Effective Amendment”) to that certain Registration Statement on Form S-3 (File Nos. 333-270664 and 333-270664-01) (the “Registration Statement”), to be filed by the Company and the Guarantors, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Post-Effective Amendment relates to the offer and sale from time to time of, among other securities, debt securities of the Company (the “Debt Securities”), and the guarantee (the “Guarantee” and together with the Debt Securities, the “Securities”) of the Debt Securities by the Guarantors. The Debt Securities and the Guarantee are to be issued under an Indenture, to be entered into, by and among the Company, the Guarantors and U.S. Bank Trust Company, National Association, as trustee (the “Indenture”).

In our capacity as such counsel, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials. As to certain matters of fact material to this opinion, we have relied, without independent verification, upon certificates of the Company and the Guarantors, and of certain officers of the Company and the Guarantors.

In rendering this opinion, we have assumed that: (i) the Indenture has been duly authorized and will be duly executed and delivered by each party thereto (other than the Company and the Limited Partner); and (ii) the Indenture will be a valid and binding agreement of, the Trustee, enforceable against the Trustee in accordance with its terms, (iii) any applicable supplemental indenture, officer’s certificate or board resolutions setting forth the terms of the Debt Securities and Guarantee will be the valid and binding obligations of each party thereto (other than the Company and the Guarantors) enforceable against each

Americold Realty Trust, Inc.

Americold Realty Operating Partnership, LP

Americold Realty Operations, Inc.

September 3, 2024

party thereto (other than the Company and the Guarantors) in accordance with their respective terms, and (iv) the execution and delivery of, and performance by the Company and the Guarantors, as applicable, pursuant to, any Security (A) require no action by or in respect of, or filing with, any governmental body, agency or official and (B) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company or any of the Guarantors, as applicable.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

(1) The Debt Securities, when (i) an indenture or amendment or supplement thereto, officer’s certificate or board resolutions setting forth the terms of such series of Debt Securities has been duly authorized, executed and delivered by the Company, (ii) the terms of such series of Debt Securities and of their issuance and sale, and all related matters, have been duly authorized and established and (iii) such Debt Securities have been duly executed by the Company and authenticated in accordance with the terms of the Indenture (including any applicable amendment or supplement thereto and any applicable officer’s certificate or board resolutions) and duly delivered to the purchasers thereof upon the payment of the consideration therefor, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

(2) The Guarantee, when (i) an indenture or amendment or supplement thereto, officer’s certificate or board resolutions setting forth the terms of the related series of Debt Securities and such Guarantee has been duly authorized, executed and delivered by the Company and the Guarantors, (ii) the terms of the related series of Debt Securities and such Guarantee, and of their respective issuance and sale, have been duly authorized and established and (iii) the related series of Debt Securities and such Guarantee have been executed by the Company and the Guarantors, respectively, authenticated in accordance with the terms of the Indenture (including any applicable amendment or supplement thereto and any applicable officer’s certificate or board resolutions) and duly delivered to the purchasers thereof upon the payment of the consideration therefor, will constitute the valid and legally binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

This opinion is limited in all respects to the laws of the State of New York, the Delaware General Corporation Law and the Delaware Revised Uniform Limited Partnership Act, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. Insofar as this opinion letter involves matters of Maryland, Australian, New Zealand or Canadian law we have, with your permission, relied solely on the opinions of Venable LLP, K&L Gates LLP, Ellis Gould and Stewart McKelvey, copies of which we understand you are filing (or incorporating by reference) as Exhibits 5.1, 5.3, 5.4 and 5.5, respectively, to the Post-Effective Amendment, and with respect to matters involving Maryland, Australian, New Zealand or Canadian law our opinion is subject to the exceptions, qualifications and limitations set forth in such opinions.

Americold Realty Trust, Inc.

Americold Realty Operating Partnership, LP

Americold Realty Operations, Inc.

September 3, 2024

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

We consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

ALSTON & BIRD LLP

By:	/s/ Justin R. Howard
Justin R. Howard

A Partner

SCHEDULE A

Subsidiary Guarantors

1.	Americold Australian Holdings Pty Ltd

2.	Icecap Properties NZ Limited

3.	Nova Cold Logistics ULC